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Exhibit 10.14

Employment Letter

July 16, 2007

Alex Hansen
3463 Vosburg Street
Pasadena, CA 91107

Dear Alex:

        Please allow this letter to serve as the entire agreement between Internet Brands, Inc. (the "Company") and you, Alex Hansen (the "Employee") with respect to certain aspects of your continued full time employment with the Company. The Company acknowledges and agrees that the Employee is and will remain a partner of, and has and will retain an interest in, Tatum, LLC ("Tatum"), which will benefit the Company in that the Employee will have access to certain Tatum resources.

Employment Letter Effective Date

        The effective date of this Employment Letter is July 16, 2007 (the "Effective Date").

Compensation

        Salary:    $200,000 per year ("Salary"), paid bi-weekly in accordance with the Company's normal payroll procedures. Employee's Salary may be increased from time to time, by the Company.

        Cash Bonus:    Annual bonus target of $25,000, and the Employee may be eligible to receive up to 150% of the bonus target, based on Company performance objectives established by the Company's board of directors. Bonus payments are calculated and paid quarterly subject to review and approval by the compensation committee of the board.

        Equity:    Employee will receive a grant of 100,000 stock options, subject to board approval at the next meeting. These options will vest 25% after one year from the date of board approval, and the balance will vest quarterly thereafter for three years.

Other Compensation Provisions:

        During the course of the Employee's engagement hereunder, the Employee will remain a partner of Tatum. As a partner of Tatum, Employee will share with Tatum a portion of his or her economic interest in any stock options or equity bonus that the Company may grant the Employee and may also share with Tatum a portion of any cash bonus and severance the Company may pay the Employee, to the extent specified in that certain Engagement Resources Agreement between the Company and Tatum (the "Resources Agreement"). The Company acknowledges and consents to such arrangement.

Benefits

        The Employee will be eligible for any Company employment retirement and/or 401(k) plan and for vacation and holidays consistent with the Company's policy as it applies to senior management.

        In lieu of the Employee participating in the Company-sponsored employee medical insurance benefit, the Employee will remain on his or her current Tatum medical plan. The Company will reimburse the Employee for amounts paid by the Employee for such medical insurance for him/herself and (where applicable) his/her family of up to $439.19 per month upon presentation of reasonable documentation of premiums paid by the Employee to Tatum. In accordance with the U.S. federal tax law, such amount will not be considered reportable W-2 income, but instead non-taxable benefits expense.

        The Employee must receive written evidence that the Company maintains directors' and officers' insurance to cover in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors' and officers' extended reporting period, or "tail," policy to cover the Tatum Partner.

        The Company agrees to indemnify the Employee in the same manner that it indemnifies all other senior officers of the Company, in connection with any cause of action, suit, or other proceeding by a third party or regulatory agency arising in connection with the Employee's employment with the Company.

Termination

        The Company may terminate the Employee's employment for any reason upon at least 30 days' prior written notice to the Employee, such termination to be effective on the date specified in the notice. Employee may terminate his or her employment for any reason upon at least 30 days' prior written notice to the Company, such termination to be effective on the date 30 days following the date of the notice. The Employee will continue to render services and to be paid during such 30-day period, regardless of who gives such notice. The Employee may terminate this agreement immediately if the Company has not remained current in its obligations under this letter or the Engagement Resources Agreement between the Company and Tatum (after the expiration of any cure period contained therein) or if the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct. Company may terminate this agreement immediately if the Company determines that Employee has engaged in any illegal or unethical conduct.

        This agreement will terminate immediately upon the death or disability of the Employee. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company's Board of Directors acting in good faith.

        The Employee's salary will be prorated for the final pay period based on the number of days in the final pay period up to the effective date of termination or expiration.

Severance Payment

        If the Company terminates Employee without cause within 180 days of the Effective Date, the Employee will be entitled to receive a Severance Payment (as defined below) equal to one month's base salary. If the Company terminates Employee without cause more than180 days after the Effective Date, the Employee will be entitled to receive a Severance Payment equal to two months' base salary. For each additional period of six (6) months' employment thereafter, the Employee will receive an additional month of base salary as Severance Payment if the Company terminates Employee without cause, provided that the Severance Payment will be limited to a maximum of nine (9) months' base salary. Upon a termination without cause, Company will also pay to Employee on the termination date all cash bonuses awarded by the Board of Directors to the Employee prior to the termination date, and stock options will vest as specified in the stock option agreement between the Company and Employee. The Company will pay directly to Tatum $1,000 per month of Severance Payment after 36 months under the Resources Agreement. For purposes hereof, "Severance Payment" means any payments to Employee by Company in connection with the termination of Employee's employment in accordance with this paragraph, and "cause" shall mean willful misconduct or gross negligence by Employee in the performance of his duties as Chief Financial Officer of the Company.

Miscellaneous

        This agreement contains the entire agreement between the parties with respect to the matters contained herein, superseding any prior oral or written statements or agreements.

        Employee has signed all of the Company's standard employment documentation, including Employee's agreement to abide by the Company's Employee Handbook as it relates to all matters of employment that are not expressly addressed within this Employment Letter or by the Resources Agreement.

        Employee agrees that, during the term of his employment with the Company, Employee will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of Employee's employment, nor will Employee engage in any other activities that conflict with Employee's obligations to the Company.

        Employee will cause Tatum to refrain from using the Company's logo or name or other Company information on its website or in any press release or general circulation advertisement without the Company's prior written consent.

        The provisions in this agreement concerning the payment of salary and bonuses and severance will survive any termination or expiration of this agreement.

        The terms of this agreement are severable and may not be amended except in a writing signed by the parties. If any portion of this agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

        This agreement will be governed by and construed in all respects in accordance with the laws of the State of California, without giving effect to conflicts-of-laws principles.

        Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

        Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

Sincerely yours,

Internet Brands, Inc.

By:

Signature
Name:

Title:

Acknowledged and agreed by:

EMPLOYEE:

(Signature)

(Print name)
Date:

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  Exhibit 10.14
Employment Letter